                                                                      EXHIBIT 11


              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                                                  Twelve Weeks       July 1, 1998       Forty Weeks        Forty Weeks
                                                     Ended                to               Ended              Ended
                                                   October 7,         October 8,         October 7,         October 8,
                                                      1999               1998               1999               1998
                                                  ------------       ------------       -----------        -----------
                                                           (In thousands, except share and per share amounts)
Basic Earnings Per Share:
Numerator
  Net income .........................              $    777            $   473            $  1,994          $ 1,007
                                                    ========            =======            ========          =======

Denominator
  Weighted average
    shares outstanding ...............                20,050              8,905              17,264            7,404

  Escrowed restricted
    shares ...........................                  (100)              (178)               (126)            (178)
                                                    --------            -------            --------          -------

  Basic weighted average
    shares outstanding ...............                19,950              8,727              17,138            7,226
                                                    ========            =======            ========          =======

  Basic earnings per share: ..........              $   0.04            $  0.05            $   0.12          $  0.14
                                                    ========            =======            ========          =======

Diluted Earnings Per Share:
Numerator
  Net income .........................              $    777            $   473            $  1,994          $ 1,007
                                                    ========            =======            ========          =======

Denominator
  Basic weighted average
    shares outstanding ...............                19,950              8,727              17,138            7,226

Incremental common shares attributable
 to exercise of:
Escrowed restricted shares ...........                   100                178                 126              178
Outstanding options ..................                     5                265                  20              487
Outstanding warrants .................                    --                113                  --              281
                                                    --------            -------            --------          -------
                                                         105                556                 146              946

Diluted weighted
  average shares
  outstanding ........................                20,055              9,283              17,284            8,172
                                                    ========            =======            ========          =======

Diluted earnings
  per share ..........................              $   0.04            $  0.05            $   0.12          $  0.12
                                                    ========            =======            ========          =======
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